Exhibit 10.1

RADIUS RECYCLING, INC.
LONG-TERM INCENTIVE AWARD AGREEMENT
(FY2025-FY2027 Performance Period)

On November 8, 2024 (the “Date of Grant”), the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Radius Recycling, Inc. (the “Company”) authorized and granted a performance-based award to [_________________] (“Recipient”) pursuant to Section 10 of the Company’s 2024 Omnibus Incentive Plan (the “Plan”). By accepting this award, Recipient agrees to all of the terms and conditions of this Agreement.

1. Award. Subject to the terms and conditions of this Agreement, the Company shall issue to the Recipient the number of shares of Class A Common Stock of the Company (“Performance Shares”) determined under this Agreement based on (a) the performance of the Company during the 3-year period from September 1, 2024 to August 31, 2027 (the “Performance Period”) as described in Section 2, (b) Recipient’s continued employment during the Performance Period as described in Section 3, and (c) Recipient’s not engaging in actions prohibited by Section 4. Recipient’s “Volume Growth Target Share Amount” for purposes of this Agreement is _______ shares and Recipient’s “TSR Target Share Amount” for purposes of this Agreement is _______ shares. This award does not include a dividend equivalent cash payment.

2. Performance Conditions.

2.1 Payout Formula. Subject to adjustment under Sections 3, 4, 5, 6, 7 and 8, the number of Performance Shares to be issued to Recipient shall be equal to the sum of (a) the Volume Growth Payout Shares, plus (b) the TSR Payout Shares. The “Volume Growth Payout Shares” shall be equal to the Volume Growth Payout Factor as determined under Section 2.2 below, multiplied by the Volume Growth Target Share Amount. The “TSR Payout Shares” shall be equal to the TSR Payout Factor as determined under Section 2.3 below, multiplied by the TSR Target Share Amount; provided, however, that the number of TSR Payout Shares shall be reduced as necessary to ensure that the total value of the TSR Payout Shares at the time of payout (calculated by multiplying the Value (as defined in Section 7 below) by the number of TSR Payout Shares) shall not be more than 400% of the value of the TSR Target Share Amount on the date of this Agreement (calculated by multiplying the closing market price for Class A Common Stock on the date of this Agreement by the TSR Target Share Amount).

2.2 Volume Growth Payout Factor.

2.2.1 The “Volume Growth Payout Factor” for each fiscal year shall be determined under the table below based on Average Volume Growth of the Company for the Performance Period.

Average Volume Growth	Volume Growth Payout Factor

less than __%	0%
__%	50%
__%	100%
___% or more	200%

If the Average Volume Growth is between any two data points set forth in the first column of the above table, the Volume Growth Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Average Volume

Growth and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the Volume Growth Payout Factor.

2.2.2 The Company’s “Average Volume Growth” for the Performance Period shall be equal to the average of the Volume Growth determined for each of the three fiscal years of the Performance Period. The “Volume Growth” for any fiscal year shall be equal to the number of thousands of long tons of ferrous and nonferrous metal sales, inclusive of ferrous tons transferred to the Company’s steel mill, and of cars sold on an auction platform (each such car measured at 1.5 long tons per car), by the Company for the fiscal year expressed as a percentage change from the prior fiscal year baseline amount. Volume Growth for a fiscal year can be negative.

2.2.3 Adjustments. Volume Growth shall be adjusted to eliminate any impact of business dispositions or cessation of business operations involving the Company’s facilities during the Performance Period.

2.3 TSR Payout Factor.

2.3.1 The “TSR Payout Factor” shall be determined under the table below based on the Average TSR Percentile Rank of the Company; provided, however, that if the Three-Year TSR as determined under Section 2.3.5 below is less than 0%, the TSR Payout Factor shall not be greater than 100%.

Average TSR Percentile Rank	TSR Payout Factor
less than 25%	0%
25%	50%
50%	100%
90% or more	200%

If the Company’s Average TSR Percentile Rank is between any two data points set forth in the first column of the above table, the TSR Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Company’s Average TSR Percentile Rank and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the TSR Payout Factor.

2.3.2 The Company’s “Average TSR Percentile Rank” for the Performance Period shall be equal to the average of the TSR Percentile Ranks determined for each of the three fiscal years of the Performance Period. To determine the Company’s “TSR Percentile Rank” for any fiscal year the TSR of the Company and each of the Peer Group Companies for that fiscal year shall be calculated, and the Peer Group Companies shall be ranked based on their respective TSR’s from lowest to highest. If the Company’s TSR is equal to the TSR of any other Peer Group Company, the Company’s TSR Percentile Rank shall be equal to the number of Peer Group Companies with a lower TSR divided by the number that is one less than the total number of Peer Group Companies, with the resulting amount expressed as a percentage and rounded to the nearest tenth of a percentage point. If the Company’s TSR is between the TSRs of any two Peer Group Companies, the TSR Percentile Ranks of those two Peer Group Companies shall be determined as set forth in the preceding sentence, and the Company’s TSR Percentile Rank shall be interpolated as follows. The excess of the Company’s TSR over the TSR of the lower Peer Group Company shall be divided by the excess of the TSR of the higher Peer Group Company over the TSR of the lower Peer Group Company. The resulting fraction shall be multiplied by the difference between the TSR Percentile Ranks of the two Peer Group Companies. The product of that calculation shall be added to the TSR Percentile Rank of the lower Peer Group Company, and the resulting sum (rounded to the nearest tenth of a percentage point) shall be the Company’s TSR Percentile Rank. The intent of this definition of TSR Percentile Rank is to produce the same result as calculated using the PERCENTRANK.INC function in Microsoft Excel to determine the rank of the Company’s TSR within the array consisting of the TSRs of the Peer Group Companies.

2.3.3 The “Peer Group Companies” are ATI Inc., Cabot Corporation, Carpenter Technology Corporation, Century Aluminum Company, Commercial Metals Company, Enviri Corporation, Kaiser Aluminum Corporation, Metallus Inc., Minerals Technologies Inc., Olympic Steel, Inc., Ryerson Holding Corporation, Sims Limited, SunCoke Energy, Inc., Tronox Holdings PLC, and Worthington Steel, Inc. If prior to the end of any fiscal year in the Performance Period, the common stock of any Peer Group Company ceases to be publicly traded for any reason, then such company shall no longer be considered a Peer Group Company for that fiscal year.

2.3.4 Except as provided below for the first fiscal year of the Performance Period, the “TSR” for the Company and each Peer Group Company for any fiscal year shall be calculated by (1) assuming that $100 is invested in the common stock of the company at a price equal to the average of the closing market prices of the stock for the twenty trading day period ending on the last trading day of the prior fiscal year, (2) assuming that for each dividend paid on the stock during the fiscal year, the amount equal to the dividend paid on the assumed number of shares held is reinvested in additional shares at a price equal to the closing market price of the stock on the ex-dividend date for the dividend, and (3) determining the final dollar value of the total assumed number of shares based on the average of the closing market prices of the stock for the twenty trading day period ending on the last trading day of the fiscal year. The “TSR” shall then equal the amount determined by subtracting $100 from the foregoing final dollar value, dividing the result by 100 and expressing the resulting fraction as a percentage. For the first fiscal year of the Performance Period, the fiscal year shall be deemed to be the period from the date of this Agreement to August 31, 2025, and the TSR calculation for each company shall be further modified by assuming that $100 is invested in the common stock of the company at a price equal to the closing market price of the stock on the date of this Agreement. For Sims Metal Management Limited, all calculations shall be in Australian dollars. For Gerdau S.A., all calculations shall be in Brazilian reals.

2.3.5 The “Three-Year TSR” for the Company shall be calculated by (1) assuming that $100 is invested in the common stock of the Company at a price equal to the closing market price of the stock on the date of this Agreement, (2) assuming that for each dividend paid on the stock during the period from the date of this Agreement to the end of the Performance Period, the amount equal to the dividend paid on the assumed number of shares held is reinvested in additional shares at a price equal to the closing market price of the stock on the ex-dividend date for the dividend, and (3) determining the final dollar value of the total assumed number of shares based on the average of the closing market prices of the stock for the twenty trading day period ending on the last trading day of the Performance Period. The “Three-Year TSR” shall then equal the amount determined by subtracting $100 from the foregoing final dollar value, dividing the result by 100 and expressing the resulting fraction as a percentage.

3. Employment Condition.

3.1 Full Payout. In order to receive the full number of Performance Shares determined under Section 2, Recipient must be employed by the Company on the October 31 immediately following the end of the Performance Period (the “Vesting Date”). For purposes of Sections 3 and 4, all references to the “Company” shall include the Company and its subsidiaries.

3.2 Retirement; Termination Without Cause After 12 Months. If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of Retirement (as defined below), or if Recipient’s employment is terminated by the Company without Cause (as defined below) after the end of the 12th month of the Performance Period and prior to the Vesting Date, Recipient shall, subject to Section 4.1, be entitled to receive a pro-rated award to be paid following completion of the Performance Period. The number of Performance Shares to be issued as a pro-rated award under this Section 3.2 shall be determined by multiplying the number of Performance Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date. Any obligation of the Company to issue a pro-rated award under this Section 3.2 shall be subject to and conditioned upon the execution and delivery by Recipient no later than the Vesting Date of a Release of Claims in such form as may be requested by the Company. For purposes of this Section 3.2, the following terms shall have the following meanings:

(i) “Retirement” shall mean the Recipient’s termination of employment or service because of (a) normal retirement after reaching age 65, (b) early retirement after reaching age 55 and completing 10 years of service, or (c) early retirement after completing 30 years of service without regard to age; and

(ii) “Cause” shall mean (a) the conviction (including a plea of guilty or nolo contendere) of Recipient of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on Recipient’s vicarious liability, (b) Recipient’s continued failure or refusal to perform with reasonable competence and in good faith any of the lawful duties assigned by (or any lawful directions of) the Company that are commensurate with Recipient’s position with the Company (not resulting from any illness, sickness or physical or mental incapacity), which continues after the Company has given notice thereof (and a reasonable opportunity to cure) to Recipient, (c) deception, fraud, misrepresentation or dishonesty by Recipient in connection with Recipient’s employment with the Company, (d) any incident materially compromising Recipient’s reputation or ability to represent the Company with the public, (e) any willful misconduct by Recipient that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by Recipient that is clearly inconsistent with Recipient’s position or responsibilities.

3.3 Death or Disability. If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of death or disability, Recipient shall be entitled to receive a pro-rated award to be paid as soon as reasonably practicable following such event. The term “disability” means a medically determinable physical or mental condition of Recipient resulting from bodily injury, disease, or mental disorder which is likely to continue for the remainder of Recipient’s life and which renders Recipient incapable of performing the job assigned to Recipient by the Company or any substantially equivalent replacement job. For purposes of calculating the pro-rated award under this Section 3.3, the Volume Growth Payout Factor and the TSR Payout Factor shall both be calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of death or disability. For this purpose, the TSR for the Company and each Peer Group Company for any partial fiscal year shall be determined based on the closing market prices of its stock for the twenty trading day period ending on the last day of the most recently completed fiscal quarter prior to the date of death or disability, before determining the Company’s TSR Percentile Rank for that partial fiscal year, and the Average TSR Percentile Rank shall be determined by averaging however many full and partial fiscal years for which a TSR Percentile Rank shall have been determined. The number of Performance Shares to be issued as a pro-rated award under this Section 3.3 shall be determined by multiplying the number of

Performance Shares determined after applying the modifications described in the preceding sentences by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date.

3.4 Other Terminations. If Recipient’s employment by the Company is terminated at any time prior to the Vesting Date and neither Section 3.2 nor Section 3.3 applies to such termination, Recipient shall not be entitled to receive any Performance Shares.

4. Non-Competition.

4.1 Consequences of Violation. If the Company determines that Recipient has engaged in an action prohibited by Section 4.2 below, then:

4.1.1 Recipient shall immediately forfeit all rights under this Agreement to receive any unissued Performance Shares; and

4.1.2 If Performance Shares were issued to Recipient following completion of the Performance Period, and the Company’s determination of a violation occurs on or before the first anniversary of the Vesting Date, Recipient shall repay to the Company (a) the number of shares of Common Stock issued to Recipient under this Agreement (the “Forfeited Shares”), plus (b) the amount of cash equal to the withholding taxes paid by withholding shares of Common Stock from Recipient as provided in Section 7. If any Forfeited Shares are sold by Recipient prior to the Company’s demand for repayment, Recipient shall repay to the Company 100% of the proceeds of such sale or sales. The Company may, in its sole discretion, reduce the amount to be repaid by Recipient to take into account the tax consequences of such repayment for Recipient.

4.2 Prohibited Actions. The consequences described in Section 4.1 shall apply if during Recipient’s employment with the Company, or at any time during the period of one year following termination of such employment, Recipient, directly or indirectly, owns, manages, controls, or participates in the ownership, management or control of, or is employed by, consults for, or is connected in any manner with:

4.2.1 any business that (a) is engaged in the steel manufacturing business, (b) produces any of the same steel products as Cascade Steel Rolling Mills, Inc. (“Cascade Steel”), and (c) competes with Cascade Steel for sales to customers in California, Oregon, Washington, Nevada, British Columbia or Alberta;

4.2.2 any business that (a) is engaged in the metals recycling business or the self-service used auto parts business, and (b) operates a metal recycling collection or processing facility or a self-service used auto parts store within 250 miles of any of the Company’s facilities or stores.

4.3 Exceptions/Modifications for Certain Jurisdictions. If Recipient primarily resides and/or primarily provides service in one of the jurisdictions included in Exhibit A attached hereto, to the extent required by applicable law, the provisions contained therein shall govern and control for purposes of this Section 4. Recipient (i) is advised to consult with an attorney regarding the terms and conditions of this Agreement (including the terms of the restrictive covenants within this Section 4 and Exhibit A attached hereto) before signing it and (ii) acknowledges the receipt of such Company advice and has had the opportunity to seek counsel.

5. Company Sale.

5.1 If a Company Sale (as defined below) occurs before the Vesting Date, Recipient shall be entitled to receive an award payout no later than the earlier of fifteen (15) days following such event or the last day on which the Performance Shares could be issued so that Recipient may participate as a shareholder in receiving proceeds from the Company Sale. The amount of the award payout under this Section 5.1 shall be the greater of (a) the sum of the Volume Growth Target Share Amount and the TSR Target Share Amount, or (b) the amount determined using a Volume Growth Payout Factor and a TSR Payout Factor and calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company Sale. For this purpose, the TSR for the Company and each Peer Group Company for any partial fiscal year shall be determined based on the closing market prices of its stock for the twenty trading day period ending on the last day of the most recently completed fiscal quarter prior to the date of the Company Sale, before determining the Company’s TSR Percentile Rank for that partial fiscal year, and the Average TSR Percentile Rank shall be determined by averaging however many full and partial fiscal years for which a TSR Percentile Rank shall have been determined. For this purpose, the number of thousands of long tons of ferrous and nonferrous metal sales, inclusive of ferrous tons transferred to the Company’s steel mill, and of cars sold on an auction platform (each such car measured at 1.5 long tons per car), used to calculate Volume Growth for any partial fiscal year shall be annualized (e.g., multiplied by 4/3 if the partial period is three quarters) before determining the Volume Growth for that partial fiscal year, and the Average Volume Growth shall be determined by averaging however many full and partial fiscal years for which a Volume Growth shall have been determined.

5.2 For purposes of this Agreement, a “Company Sale” shall mean the occurrence of any of the following events:

5.2.1 any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which outstanding shares of Class A Common Stock would be converted into cash, other securities or other property; or

5.2.2 any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company.

6. Certification and Payment. As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the final fiscal year of the Performance Period, the Company shall calculate the Volume Growth Payout Factor, the TSR Payout Factor, and the corresponding numbers of Performance Shares issuable to Recipient. This calculation shall be submitted to the Committee. No later than the Vesting Date the Committee shall certify in writing (which may consist of approved minutes of a Committee meeting) the levels of Volume Growth attained by the Company for each fiscal year of the Performance Period, the levels of TSR and TSR Percentile Rank attained by the Company for each fiscal year of the Performance Period, and the number of Performance Shares issuable to Recipient based on the Company’s performance. Subject to applicable tax withholding, the number of Performance Shares so certified shall be issued to Recipient as soon as practicable following the Vesting Date, but no Performance Shares shall be issued prior to certification. No fractional shares shall be issued and the number of Performance Shares deliverable shall be rounded to the nearest whole share. In the event of the death or disability of Recipient as described in Section 3.3 or a Company Sale as described in Section 5, each of which requires an award payout earlier than the Vesting Date, a similar calculation and certification process shall be followed within the time frames required by those sections.

7. Tax Withholding. Recipient acknowledges that, on the date the Performance Shares are issued to Recipient (the “Payment Date”), the Value (as defined below) on that date of the Performance Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold the number of Performance Shares having a Value equal to the minimum withholding amount. For purposes of this Section 7, the “Value” of a Performance Share shall be equal to the closing market price for Class A Common Stock on the last trading day preceding the Payment Date.

8. Changes in Capital Structure. If the outstanding Class A Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained.

9. Approvals. The obligations of the Company under this Agreement are subject to the approval of state, federal or foreign authorities or agencies with jurisdiction in the matter. The Company will use its reasonable best efforts to take steps required by state, federal or foreign law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award evidenced by this Agreement. The foregoing notwithstanding, the Company shall not be obligated to deliver Class A Common Stock under this Agreement if such delivery would violate or result in a violation of applicable state or federal securities laws.

10. No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

11. Recoupment Policy. The Recipient acknowledges and agrees that the Performance Shares shall be subject to the Company’s Incentive Compensation Clawback Policy, as the same may be amended from time to time or any replacement policy thereto, or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder).

12. Miscellaneous.

12.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof.

12.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

12.3 Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

12.4 Further Action. The parties agree to execute such instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

12.5 Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

12.6 Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable by the law of that jurisdiction.

RADIUS RECYCLING, INC.

By

Title

EXHIBIT A

State Restrictive Covenant Supplement

Capitalized terms used but not defined herein shall have the meanings set forth in the Radius Recycling, Inc. Long-Term Incentive Award Agreement (FY2025-FY2027 Performance Period) to which this Exhibit A is attached (the “Award Agreement”).

CALIFORNIA

If Recipient is primarily a resident of, or primarily provides services in, California on (i) the Date of Grant or (ii) the date of Recipient’s termination of employment with the Company (the “Termination Date”):

(a)
Section 4.2 of the Award Agreement shall not apply following the Termination Date; and
(b)
Section 12.5 of the Award Agreement shall be amended to replace “Oregon” with “California.”

COLORADO

If Recipient is primarily a resident of, or primarily provides services in, Colorado on (i) the Date of Grant or (ii) the Termination Date:

(c)
Section 4.2 of the Award Agreement shall not apply after the Termination Date unless Recipient earns, as of the Date of Grant and the date on which enforcement is sought, an amount of annualized cash compensation equivalent to or greater than $123,750 (which is the threshold amount for 2024 and represents 100% of Colorado’s “threshold amount for highly compensated workers,” which is subject to annual adjustments pursuant to Colorado law); and
(d)
Recipient acknowledges that Recipient was provided a separate notice of the terms of the above-referenced restrictions (1) if Recipient is a prospective service provider, before Recipient accepted the Company’s offer of employment or other service relationship or (2) if Recipient is a current service provider, at least 14 days before the earlier of (A) the effective date of the restrictive covenants contained within the Award Agreement or (B) the Date of Grant. A copy of the form of such notice is attached hereto as Annex 1 to this Exhibit A.

GEORGIA

If Recipient is primarily a resident of, or primarily provides services in, Georgia on (i) the Date of Grant or (ii) the Termination Date, Section 4.2 of the Award Agreement shall not apply after the Termination Date unless Recipient (1) customarily and regularly solicits customers or prospective customers for his or her employer; (2) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others; (3) has the authority to hire or fire other employees or particular weight is given to Recipient’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (4) performs the duties of a “key employee” or professional.

A “key employee” is someone with “a high level of notoriety, fame, reputation, or public persona as the employer’s representative or spokesperson or has gained a high level of influence or credibility with the employer’s customers, vendors, or other business relationships or is intimately involved in the planning for or direction of the business of the employer or a defined unit of the business of the employer. Such term also means an employee in possession of selective or specialized skills, learning, or abilities or customer contacts or customer information who has obtained such skills, learning, abilities, contacts, or information by reason of having worked for the employer.”

ILLINOIS

If Recipient is primarily a resident of, or primarily provides services in, Illinois on (i) the Date of Grant or (ii) the Termination Date:

(e)
Section 4.2 of the Award Agreement shall not apply after the Termination Date unless Recipient’s actual or expected annual rate of “earnings” (as defined by Illinois law) exceeds $75,000 per year (which is the threshold amount through the end of 2026, after which this amount will increase in $5,000 increments in each of 2027, 2032, and 2037, with $90,000 as the minimum threshold amount in 2037); and
(f)
Recipient acknowledges that Recipient has been provided with a copy of the Award Agreement and this Exhibit A at least fourteen (14) calendar days before the commencement of Recipient’s employment or other services or that Recipient has had a period of at least fourteen calendar (14) days to review and consider the terms and restrictions provided in the Award Agreement and this Exhibit A, which provided sufficient time and opportunity to consult with legal counsel of Recipient’s choice relating to Recipient’s entrance into the Award Agreement (including this Exhibit A) (which Recipient is hereby advised to do), and the terms of the Award Agreement, including the restrictive covenants provided therein.

MASSACHUSETTS

If Recipient is, and has been for at least 30 days immediately preceding the Termination Date, a resident of, or primarily providing services in, the Commonwealth of Massachusetts:

(g)
Section 4.2 of the Award Agreement shall not apply after the Termination Date, if Recipient is terminated without Cause (as modified by this Massachusetts supplement);
(h)
The Company, at its discretion, including based on a determination by the Company, in its discretion, that additional consideration is required by Massachusetts law to render Section 4.2 of the Award Agreement enforceable, may elect to enforce such covenant by making garden leave payments to Recipient during the 12-month period following the Termination Date at a rate of up to 50% of the highest annualized base salary or service fees, as applicable, paid to Recipient by the Company within the 2-year period preceding the Termination Date (“Garden Leave Payments”). Any Garden Leave

Exhibit A-2

Payments paid to Recipient pursuant to this Massachusetts supplement may be reduced based on consideration of the Fair Market Value (as defined in the Plan) of the incentive compensation provided pursuant to the Award Agreement and determined in good faith by the Company as of the Termination Date or by (or may reduce and not be in addition to) any severance or separation pay that Recipient is otherwise entitled to receive from the Company pursuant to an agreement, plan, or otherwise;
(i)
The Company, in its sole discretion, may elect at any time prior to the Termination Date, or on such later date to the extent permitted by applicable law, to waive the restrictions set forth in Section 4.2 of the Award Agreement, upon which such waiver shall automatically terminate the Company’s obligations to compensate Recipient under Section (b) of this Massachusetts supplement. In such event, Recipient shall have no further obligations under Section 4.2 of the Award Agreement. Such waiver shall be in writing and shall have no effect on Recipient’s obligations under any other restrictive covenant provided in the Award Agreement, which shall continue in full force and effect in all respects. Recipient acknowledges and agrees that nothing in this Section (c) gives Recipient an election as to compliance with Section 4.2 of the Award Agreement;
(j)
For purposes of enforcement of Section 4.2 of the Award Agreement (and no other provision of the Award Agreement or the Plan), “Cause” shall include any good faith determination by the Company that Recipient has significantly underperformed in providing services to the Company or engaged in conduct or behavior that violates any policy of the Company or is detrimental to the Company or its reputation;
(k)
Recipient acknowledges and agrees that the benefits provided by the Award Agreement and the Garden Leave Payments (where applicable) constitute sufficient mutually agreed-upon consideration for the obligations under Section 4.2 of the Award Agreement; and
(l)
Recipient’s agreement to the non-competition covenant in Section 4.2 of the Award Agreement shall be effective upon the later of Recipient’s (i) acceptance of the Performance Shares or (ii) the date that is 10 business days after Recipient was provided with notice the non-competition covenant in Section 4.2 of the Award Agreement.

NEVADA

If Recipient is primarily a resident of, or primarily provides services in, Nevada on (i) the Date of Grant or (ii) the Termination Date:

(m)
Section 4.2 of the Award Agreement shall not apply after the Termination Date:
(i)
in territories in which the Company has not established customer contracts or goodwill or undertaken concrete steps to establish operations; or
(ii)
to prevent Recipient from providing services to a former customer or client of the Company so long as (1) Recipient did not solicit the former customer or client, (2) the customer or client voluntarily left and sought Recipient’s services and (3) Recipient has otherwise complied with the provisions of Section 4.2 of

Exhibit A-3

the Award Agreement with respect to time, geographic area and scope of restrained activity.
(n)
If Recipient’s termination of employment with the Company was part of a reduction of force, reorganization or similar restructuring of the Company, Section 4.2 of the Award Agreement shall only apply during the period of time which the Company pays Recipient’s salary, benefits or equivalent compensation, including severance pay, if any.

OREGON

If Recipient is primarily a resident of, or primarily provides services in, Oregon on (i) the Date of Grant or (ii) the Termination Date:

(o)
Section 4.2 of the Award Agreement shall not apply after the Termination Date, unless:
(iii)
the Performance Shares were granted in connection with either (A) a written employment offer that provided, at least two (2) weeks’ notice before the first day of employment, that Recipient’s entrance into the non-competition obligations under Section 4.2 of the Award Agreement were required or (B) Recipient’s subsequent bona fide advancement; and
(iv)
Recipient’s total annual compensation, including commissions, as of the Termination Date, exceeds $113,241 (which is the threshold amount for 2024 and subject to annual adjustments for inflation based on adjustments to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the US Department of Labor), unless the Company provides Recipient compensation during the 12-month period following the Termination Date, in which Section 4.2 of the Award Agreement applies, in an amount equal to the greater of 50% of Recipient’s annual gross base salary and commissions as of the Termination Date or 50% of $113,241 (which is the threshold amount for 2024 and subject to annual adjustments pursuant to Oregon law as described in this provision) during the 12-month period following the Termination Date.
(p)
The Company shall provide Recipient a signed copy of the Award Agreement within 30 days following the Termination Date.

RHODE ISLAND

If Recipient is primarily a resident of, or primarily provides services in, Rhode Island on (i) the Date of Grant or (ii) the Termination Date, Section 4.2 of the Award Agreement shall not apply after the Termination Date, if Recipient’s average annual earnings (as defined by Rhode Island law) are less than, or equal to, 250% of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.

WASHINGTON (STATE)

Exhibit A-4

If Recipient is primarily a resident of, or primarily provides services in, Washington on (i) the Date of Grant or (ii) the Termination Date:

(q)
Unless Recipient’s annualized “earnings” (as defined by Washington law) from the Company exceed $120,560 per year (which is the threshold amount for 2024 and subject to annual adjustments pursuant to Washington law), Section 4.2 of the Award Agreement shall not apply after the Termination Date; and
(r)
If Recipient’s termination of employment with the Company is a result of a layoff, should the Company choose to enforce the provisions of Section 4.2 of the Award Agreement, then after the Termination Date, the Company shall pay Recipient compensation equivalent to Recipient’s base salary as of the Termination Date, minus any severance or other compensation paid by the Company and any compensation Recipient earns through subsequent non-competitive employment during the 12-month period following the Termination Date.

Exhibit A-5

ANNEX 1 TO EXHIBIT A

Notice to Colorado Recipients

The Radius Recycling, Inc. Long-Term Incentive Award Agreement (FY2025-FY2027 Performance Period) (the “Award Agreement”) offered by Radius Recycling, Inc. (the “Company”) to you on [Date] contains a non-competition covenant in Section 4.2 of the Award Agreement (including Exhibit A attached thereto), which could restrict your options for subsequent employment following the date of your termination of employment with the Company.

Please sign the acknowledgement where indicated below, and return the signed copy to the Company.

Date:	[Name]